UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2020

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	IMGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On December 18, 2020, ImmunoGen, Inc. (the “Company”) entered into an Open Market Sale AgreementSM (the “December Sale Agreement”) with Jefferies LLC, as sales agent (“Jefferies”), under which the Company may issue and sell shares of its common stock, par value $0.01 per share (the “Common Stock”), from time to time for an aggregate sales price of up to $150 million through Jefferies.

Sales of the Common Stock, if any, under the December Sale Agreement will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act of 1933, as amended, including but not limited to sales made directly on or through the Nasdaq Global Select Market or any other existing trading market for the Common Stock. The Company has no obligation to sell any of the Common Stock and may at any time suspend offers under the December Sale Agreement or terminate the December Sale Agreement.

Subject to the terms and conditions of the December Sale Agreement, Jefferies will use its commercially reasonable efforts to sell the Common Stock from time to time, as the sales agent, based upon the Company’s instructions.

The Company has provided Jefferies with customary indemnification rights and Jefferies will be entitled to a commission at a fixed commission rate of up to 3.0% of the gross proceeds for each sale of the Common Stock.

This description of the December Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the December Sale Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The Common Stock to be sold under the December Sale Agreement, if any, will be issued and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-251502), previously filed with the Securities and Exchange Commission (“SEC”) on December 18, 2020, which became effective upon filing. On December 18, 2020, the Company filed a prospectus supplement with the SEC in connection with the offer and sale of the Common Stock pursuant to the December Sale Agreement. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock nor shall there be any sale of the Common Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The legal opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the Common Stock is attached as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated by reference herein. Certain information relating to Part II, Item 14 of the above referenced registration statement under the heading “Other Expenses of Issuance and Distribution” with respect to the sale of Common Stock under the December Sale Agreement is being filed as Exhibit 99.1 to this Current Report on Form 8-K to be incorporated by reference into such registration statement.

Item 1.02 – Termination of a Material Definitive Agreement.

On September 25, 2020, the Company entered into an Open Market Sale AgreementSM (the “September Sale Agreement”) with Jefferies, as sales agent, under which the Company could issue and sell shares of its Common Stock from time to time for an aggregate sales price of up to $100 million through Jefferies pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-223507), previously filed with the SEC on March 7, 2018, which became effective upon filing, and a prospectus supplement to the prospectus included in such registration statement dated September 25, 2020, filed with the SEC on the same date. On December 18, 2020, in connection with entering into the December Sale Agreement described in Item 1.01 above, the Company terminated the September Sale Agreement, effective on the same date. Between September 25, 2020 and the termination of the September Sale Agreement, the Company issued and sold 19,972,557 shares of Common Stock under the September Sale Agreement, generating gross proceeds of approximately $100 million and net proceeds of approximately $97 million after deducting offering commissions and estimated expenses. No additional sales of Common Stock will be made under the September Sale Agreement.

Item 9.01 – Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
5.1	Legal Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1	Open Market Sale AgreementSM, dated December 18, 2020, by and between ImmunoGen, Inc. and Jefferies LLC
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)
99.1	Information relating to Item 14 of the Registration Statement on Form S-3 (File No. 333-251502)
104	Cover Page Interactive Data File (embedded within the Inline XBRL (eXtensible Business Reporting Language) document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.

Date: December 18, 2020	By:	/s/ David G. Foster
David G. Foster Vice President, Finance